Exhibit 99.1


              BLACK HILLS CORPORATION REISSUES FINANCIAL STATEMENTS
                     o Deloitte & Touche Completes Re-audit

RAPID CITY, SD--November 25, 2002--Black Hills Corporation (NYSE: BKH) announced today that its new independent public accountants, Deloitte & Touche LLP, have completed the audit of Black Hills Corporation's 2001, 2000 and 1999 financial statements that were originally audited by Arthur Andersen LLP. The reissued financial statements, including the report of Deloitte & Touche, were submitted to the Securities and Exchange Commission in a Form 8-K filed today. The net income and earnings per share in the reissued financial statements are unchanged from amounts previously reported in its 2001 Form 10-K.

Because Black Hills Corporation is reissuing the financial statements as of a current date, three areas of the reissued financial statements being filed today differ from Black Hills Corporation's 2001 Annual Report on Form 10-K as previously filed:

     o Discontinued operations presentation in the financial statements for the disposition of Black Hills Coal Network;

     o    Reporting of energy trading results on a net basis; and

     o Disclosure of various subsequent events occurring since the 2001 financial statements were previously issued.

The discontinued operations disclosures and presentation changes in the reissued financial statements relate to Black Hills Corporation's second quarter 2002 plan to dispose of its coal marketing subsidiary, Black Hills Coal Network, Inc., and the completion of the sale in July 2002. Securities and Exchange Commission (SEC) rules require that once operations are reported as discontinued (as they were in Black Hills Corporation's second and third quarter Form 10-Qs for 2002), subsequent financial statements must present such operations on a consistent basis. Discontinued operations disclosures have been added in a new footnote to Black Hills Corporation's reissued financial statements.

The trading reclassifications relate to new reporting requirements issued in 2002 by the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board. The EITF's decision requires that beginning in 2003 trading revenues and expenses be presented on a net basis. Black Hills elected to reclassify trading costs of approximately $1.0 billion, $1.3 billion and $0.6 billion in 2001, 2000 and 1999, respectively, against trading revenues to present net trading margins in Black Hills Corporation's reissued income statements.

Given the current release of the reissued financial statements, reporting rules require that certain subsequent events in 2002 be disclosed to the extent they are relevant to the 2001, 2000 and 1999 financial statements. The reissued Black Hills Corporation financial statements include updated disclosures of various events in 2002.

The disclosure and presentation changes did not affect net income or earnings per share from amounts previously reported for Black Hills Corporation. Also, total assets, liabilities and shareholders' equity remain unchanged in the reissued financial statements from amounts previously reported for Black Hills Corporation. The discontinued operations and the trading reclassifications, however, did reduce total revenues of Black Hills Corporation from amounts previously reported and did reclassify other items on the income statements and balance sheets.

Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company with three business groups: Black Hills Energy, the integrated energy unit which generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company offering bundled telephone, high speed Internet and cable entertainment services.